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EXHIBIT 10.9
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                 TRANSITION AND DISTRIBUTION SERVICES AGREEMENT



                          Dated as of December 31, 1997


                                      Among


                                  ZIMMER, INC.,


                              LINVATEC CORPORATION

                                       AND

                               CONMED CORPORATION


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                                TABLE OF CONTENTS


                                    ARTICLE I

                                   Definitions

SECTION 1.1.  Definitions ................................................     1
SECTION 1.2.  Interpretation and Schedules ...............................     3

                                   ARTICLE II

                      Appointment as Exclusive Distributor

SECTION 2.1.  Appointment of Zimmer as Exclusive Distributor .............     4
SECTION 2.2.  Transfer Price .............................................     4
SECTION 2.3.  Repurchase of Inventory ....................................     4
SECTION 2.4.  Handling of Inventory ......................................     5
SECTION 2.5.  U.S. Arthroscopy ...........................................     5

                                   ARTICLE III

                           Other Services from Zimmer

SECTION 3.1.  Marketing ..................................................     5
SECTION 3.2.  Supply of Products .........................................     5
SECTION 3.3.  Product Pricing ............................................     5
SECTION 3.4.  Regulatory .................................................     5
SECTION 3.5.  Purchase of Demonstration Equipment ........................     6
SECTION 3.7.  Product Literature; Exhibits, Trade Shows, Etc.; Videotapes      6

                                   ARTICLE IV

                            U.S. Transition Services


SECTION 4.1   Convention; Commissions and Administrative Fees of Group
              Purchasing Contracts .......................................     7


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                                                                               2

                                    ARTICLE V

                           Other Linvatec Obligations

SECTION 5.1.  Warranties and Return ......................................     8
SECTION 5.2.  Information; Technical and Regulatory Support ..............     8
SECTION 5.3.  Insurance ..................................................     8

                                   ARTICLE VI

                                  Miscellaneous

SECTION 6.1.  Intellectual Property ......................................     9

SECTION 6.2.  Further Assurances .........................................     9
SECTION 6.3.  Indemnity ..................................................     9
SECTION 6.4.  Confidentiality ............................................    10
SECTION 6.5.  Exclusive Appointment ......................................    11
SECTION 6.6.  Amendments .................................................    11
SECTION 6.7.  Notices ....................................................    11
SECTION 6.8.  Counterparts ...............................................    13
SECTION 6.9.  Entire Agreement ...........................................    13
SECTION 6.10. Severability ...............................................    13
SECTION 6.11. Governing Law ..............................................    13
SECTION 6.12. Assignment .................................................    13
SECTION 6.13. Term and Termination .......................................    13
SECTION 6.14. Performance of Zimmer Obligations ..........................    15
SECTION 6.15. Force Majeure ..............................................    15
SECTION 6.16. Limitation of Liability ....................................    15
SECTION 6.17. Restrictions on Solicitation and Hiring ....................    16
SECTION 6.18. Arbitration ................................................    17

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                        TRANSITION AND DISTRIBUTION SERVICES AGREEMENT, dated as
                  of December 31, 1997 (the "Agreement"), among LINVATEC CORPORATION, a Florida corporation ("Linvatec"), CONMED CORPORATION, a New York corporation ("Buyer"), and ZIMMER, INC., a Delaware corporation ("Zimmer").



            WHEREAS the Bristol-Myers Squibb Company ("Seller") and Buyer have entered into a Stock and Asset Purchase Agreement dated as of November 26, 1997, as amended by the Amendment dated as of December 31, 1997 (the "Stock Purchase Agreement");

            WHEREAS Zimmer and Linvatec are entering into a Distribution Agreement dated the date hereof (the "Distribution Agreement") with respect to the distribution of Linvatec's Hall(R) Surgical branded large bone products, small bone/specialty products and all products manufactured by or for Linvatec in certain markets;

            WHEREAS it is a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement that the parties execute and deliver this Agreement;

            WHEREAS Linvatec wishes during the term of this Agreement (a) to appoint Zimmer as the exclusive distributor of Products in certain markets during the applicable Term and (b) to have certain other services performed by Zimmer for Linvatec in connection with such distribution; and

            WHEREAS Zimmer wishes to accept such appointment and perform such services through its worldwide distribution network.


            NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE I

                                   Definitions
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                                                                               2


            SECTION 1.1. Definitions. (a) Capitalized terms used but not defined herein shall have meanings set forth in the Stock Purchase Agreement.

             (b) For purposes of this Agreement, the following terms shall have the following meanings:

            "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and for the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Arthroscopy Products" means all products manufactured by or for Linvatec at any time during the applicable Term other than the Hall(R) Surgical branded products manufactured by or for Linvatec at any time during the applicable Term.

            "Arthroscopy U.S. Distributors" means the distributors of Arthroscopy Products in the United States listed on Schedule 1(a).

            "Direct Markets" means the countries set forth on Schedule 1(b).

            "Distributors" means the Persons with which Zimmer has entered into a distribution agreement with respect to the Products in the Markets.

            "Global Marketing Services" means, with respect to any Product in any Market, market research, competitive analysis, product training, new product development and development of opinion leaders.

            "Large Bone Products" means all Hall(R) Surgical branded large bone product lines, including revision instrumentation, adaptors and couplers and vacuum hoses manufactured by or for Linvatec at any time during the applicable Term but not including any large bone product being manufactured by Linvatec on behalf of Zimmer under the Manufacturing Agreement dated the date hereof between Linvatec and Zimmer (e.g., acetabular reamers) and any other large bone product that may be manufactured by Linvatec on behalf of Zimmer on an original equipment manufacturer (OEM) basis from time to time.

            "Linvatec Products" means all products manufactured by or for Linvatec at any time during the applicable Term.
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                                                                               3


            "Local Marketing Services" means, with respect to any Market, customer service, sales support, support of individual local surgeons, participation or sponsorship of medical society or other medical organization meetings and participation in medical symposia, workshops, exhibits and trade shows, in each case consistent with Zimmer's past practice in such Market. Such services include providing the administrative and logistical support necessary for sponsorship or participation in such meetings, exhibits and such similar events.

            "Markets" means the United States and the countries in the Direct Markets and Transition Markets.

            "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

            "Products" means (i) with respect to the Direct Markets and United States, the Small Bone/Specialty Products and Arthroscopy Products and (ii) with respect to the Transition Markets, the Linvatec Products.

            "Product Category" means (i) with respect to the Direct Markets and the United States, the Small Bone/Specialty Products category and (ii) with respect to the Transition Markets, the Large Bone Products, the Small Bone/Specialty Products and the Arthroscopy Products categories.

            "Small Bone/Specialty Products" means all Hall(R) Surgical branded small bone and specialty product lines manufactured by or for Linvatec at any time during the applicable Term.

            "Term" means (i) with respect to Small Bone/Specialty Products in the United States, the period from and including the date hereof to and including the date twelve months from the date hereof, unless terminated prior to such time pursuant to the terms set forth in Section 6.13; (ii) with respect to (A) Small Bone/Specialty Products and Arthroscopy Products in the Direct Markets and (B) Large Bone Products, Small Bone/Specialty Products and Arthroscopy Products in the Transition Markets, the period from and including the date hereof to and including the date six months from the date hereof, unless terminated prior to such time pursuant to the terms set forth in Section 6.13; and (iii) with respect to Arthroscopy Products in the U.S., the period from and including the date hereof to and including the date twelve months from the date hereof, unless terminated prior to such time pursuant to the terms set forth in Section 6.13.

            "Transition Markets" means the countries set forth on Schedule 1(c).
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                                                                               4


            (b) The following terms have the meanings set forth in the Sections listed below:

      Term                                       Section
      ----                                       -------

      Actual Non-U.S. Inventory Amount           2.2(b)
      Agreement                                  Preamble
      Buyer                                      Preamble
      Closing Date Non-U.S. Inventory Amount     2.2(b)
      Commissions                                4.1(b)
      Confidential Linvatec Information          6.4(b)
      Confidential Zimmer Information            6.4(a)
      Distribution Agreement                     Preamble
      Force Majeure Event                        6.15
      indemnified party                          6.3(b)
      Linvatec                                   Preamble
      Product Literature                         3.7(a)
      Seller                                     Preamble
      Stock Purchase Agreement                   Preamble
      Third Party Claim                          6.3(b)
      Transfer Prices                            2.2(a)
      Transition Distributor Agreement           6.13(i)
      Zimmer                                     Preamble

            SECTION 1.2. Interpretation and Schedules. (a) The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to the term "including" shall be deemed to be followed by "without limitation".

            (b) All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
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                                                                               5


                                   ARTICLE II

                      Appointment as Exclusive Distributor

            SECTION 2.1. Appointment of Zimmer as Exclusive Distributor. (a) During the applicable Term, Linvatec hereby appoints Zimmer, and Zimmer hereby accepts the appointment, as Linvatec's exclusive distributor of the Linvatec Products in the Transition Markets of the Small Bone/Specialty Products and Arthroscopy Products in the Direct Markets, of the Small Bone/Specialty Products in the U.S. and of the Arthroscopy Products with respect to the accounts listed on Schedule 2.1(a) and any new accounts developed by the Arthroscopy U.S. Distributors in geographic proximity to their current accounts (to the extent such new accounts are not already covered by the direct sales force of Linvatec).

            (b) It is acknowledged and agreed that Zimmer shall perform its obligations as exclusive distributor of the Products in the relevant Markets, in its sole discretion through a direct sales force, Distributors or a combination of a direct sales force and Distributors.

            SECTION 2.2. Transfer Price. (a) During the applicable Term, Linvatec agrees to sell the Products, including any new Products, to Zimmer for sale in the Markets and Zimmer agrees to buy the Products, including any new Products, from Linvatec, for Zimmer's own account, at the transfer prices (the "Transfer Prices") set forth on Schedule 2.2(a).

            (b) Zimmer shall pay Linvatec the full amount of the transfer prices applicable to each shipment of Products ordered by Zimmer (other than Non-U.S. Inventory) within 45 calendar days after receipt of the invoice. On the Closing Date, Zimmer shall pay to Linvatec $15,795,000 (the "Closing Date Non-U.S. Inventory Amount"), which represents the estimated full amount of the transfer prices for the Non-U.S. Inventory being distributed under this Agreement and under the Distribution Agreement. If it is determined under Section 2.3(b) of the Stock and Asset Purchase Agreement that the Estimated Non-U.S. Inventory Purchase Price exceeds or is less than the Non-U.S. Inventory Purchase Price, then the difference between the Closing Date Non-U.S. Inventory Amount and the amount of the transfer prices due under this Agreement and the Distribution Agreement with respect to Non-U.S. Inventory as calculated based on the Non-U.S. Inventory Purchase Price that is binding on Seller and Buyer under Section 2.3 of the Stock Purchase Agreement plus the applicable percentage mark-up for such Non-U.S. Inventory included in the Transfer Prices under this Agreement and the Distribution Agreement (such amount, the "Actual Non-U.S. Inventory Amount") shall be paid to Zimmer by Linvatec (if the Closing Date Non-U.S.
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                                                                               6


Inventory Amount exceeds the Actual Non-U.S. Inventory Amount) or paid to Linvatec by Zimmer (if the Closing Date Non-U.S. Inventory Amount is less than the Actual Non-U.S. Inventory Amount), as the case may be . The amount of any such difference shall be paid by Zimmer or Linvatec, as the case may be, on the date that the related adjustment is paid under Section 2.3(b) of the Stock and Asset Purchase Agreement. All payments of transfers prices by Zimmer to Linvatec shall be in U.S. dollars.

            SECTION 2.3. Repurchase of Inventory. Upon expiration or termination of the Term with respect to any Product Category in any Market, Linvatec shall repurchase Zimmer's inventory of Products in such Product Category in such Market within 60 calendar days of such expiration or termination at the transfer prices applicable to such inventory, net of reserves for obsolete and slow-moving goods (as determined in accordance with Zimmer's accounting policies), plus freight charges and expenses (and with respect to Markets other than the United States, duty and customs charges and expenses). Delivery of such inventory returned to Linvatec shall be F.O.B. the storage location of such inventory. In the event Linvatec defaults in its obligations to repurchase Zimmer's inventory of Products, without prejudice to any of Zimmer's other remedies, Zimmer shall be entitled to sell such inventory in any manner it deems appropriate. In any case, after expiration or termination of the applicable Term, Zimmer shall be entitled to sell any Products for which it has accepted firm orders, consistent with past practice.

            SECTION 2.4. Handling of Inventory. Zimmer shall not, and shall cause the Distributors not to, alter or tamper with any labels, descriptive marks, packing, promotional materials, bottles or containers in which or with which the Products are supplied, or make any modification of the Products except as required for compliance with local law or otherwise consistent with past practice. Zimmer shall permit Linvatec at reasonable times to enter any one of the warehouses at which the Products are stored for purposes of inspection, sampling or testing of the Products.

            SECTION 2.5. U.S. Arthroscopy. During the applicable Term, Zimmer and Linvatec shall cooperate to continue the distribution arrangement as it exists as of the date hereof with respect to distribution of the Arthroscopy Products by certain Distributors in the United States or as it will exist upon execution of a letter agreement substantially in the form attached hereto as
Exhibit 2.5 with each such Distributor; provided that Linvatec shall terminate any direct distribution contracts between Linvatec and any of Zimmer's Distributors in the United States other than such letter agreements.
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                                                                               7


                                   ARTICLE III

                           Other Services from Zimmer

            SECTION 3.1. Marketing. (a) It is acknowledged and agreed that in the Markets other than the United States., Linvatec shall provide all Global Marketing Services, and Zimmer shall provide all Local Marketing Services in such Markets. Linvatec shall cooperate with Zimmer in connection with the Local Marketing Services, in each case consistent with past practice. It is acknowledged and agreed that in the United States, Linvatec shall provide for
(i) all Global Marketing Services and (ii) on a national level, participation or sponsorship of medical society or other medical organization meetings and participation in medical symposia, workshops, exhibits and trade shows, in each case consistent with past practice, and Zimmer shall provide Local Marketing Services, except the services referred to in Section 3.1(a)(ii), consistent with past practice. Each party shall bear its own costs and expenses in providing such services.

            (b) Furthermore, Zimmer shall consult with Linvatec periodically as reasonably requested by Linvatec regarding activities of third-party competition and such other facts and data relating to the distribution of Products hereunder as may reasonably be requested by Linvatec, provided that such consultation does not unreasonably disrupt the normal operations of Zimmer.

            SECTION 3.2. Supply of Products. Linvatec agrees to supply Zimmer and the Distributors, as applicable, Products consistent with past practice. With respect to Products delivered to the warehouses of Zimmer, Linvatec shall be responsible for delivery of the Products F.O.B. the source plant of the Products. Zimmer shall pay all costs and expenses associated with such delivery, including shipping, freight, insurance, transfer taxes, duty and customs expenses. Title and risk of loss to the Products shall pass to Zimmer upon delivery to Zimmer at the source plant of the Products.

            SECTION 3.3. Product Pricing. Zimmer shall determine prices for Products in the Markets in its sole discretion.

            SECTION 3.4. Regulatory. Zimmer and Linvatec shall cooperate (i) to maintain and obtain any necessary registrations of the Products with local health or other regulatory authorities of the Markets other than the U.S. that may be required under applicable law in such Markets and (ii) to comply with all other regulatory requirements in the such Markets. Linvatec shall be responsible for all Product registration and regulatory compliance in the United States, CE marking in Europe and local language
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                                                                               8


labeling in all the Markets and such other compliance matters as are consistent with past practice.

            SECTION 3.5. Purchase of Demonstration Equipment. Linvatec shall sell to Zimmer or the Distributors at standard cost demonstration Products from time to time during the applicable Term ordered by Zimmer or the Distributors, consistent with past practice.

            SECTION 3.6. Repairs. (a) In the United States, Linvatec shall make available repair services for Linvatec Products. In Markets other than the United States, Zimmer will make available repair services to all customers in such Markets for Products at Zimmer's current service centers or at service centers that Linvatec may be notified of in writing from time to time, and such services shall be substantially similar to the repair services provided by Zimmer immediately prior to the date hereof (e.g., with similar turn around times and covering the same geographic areas); provided that Linvatec will continue to make available repair services outside the United States in certain Markets consistent with past practice and further provided that Linvatec shall make repairs for Linvatec Products to the extent Linvatec establishes repair facilities in the Markets other than the United States. Linvatec shall provide repair services for Linvatec Products to Zimmer at the transfer prices set forth on Schedule 3.6(a) for repair services in the United States and outside the United States. During the applicable Term, Linvatec shall sell to Zimmer replacement parts for Products for use in Zimmer's repair services in Markets outside the United States at the transfer prices set forth on Schedule 3.6(a) applicable to such Product in such Market sold to Zimmer by Linvatec. Linvatec shall be responsible for delivery of such parts F.O.B. the source plant of such parts. Zimmer shall pay all costs and expenses associated with such delivery, including shipping, freight, insurance, transfer taxes, duty and customs expenses. In its sole discretion, Zimmer may change or add a location of a service center, or consolidate service centers; provided, that after such change or consolidation, repair turn around times and geographical areas covered by Zimmer's service centers are substantially the same as exist on the date hereof.

            (b) During the applicable Term and for six months thereafter, in the event Linvatec discontinues the manufacture of any of the Products, Linvatec shall continue, for a period of time after such discontinuance consistent with past practice, to make available to Zimmer repair services and replacement parts for such discontinued Products on the terms set forth in Section 3.6 (a), to the extent reasonably anticipated by Linvatec to be necessary to service such discontinued Products previously supplied by Linvatec pursuant to the terms of this Agreement.

            SECTION 3.7. Product Literature; Exhibits, Trade Shows, Etc.; Videotapes. (a) Product Literature. With respect to the Products, Linvatec shall from
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                                                                               9


time to time furnish to Zimmer, at Linvatec's expense, in reasonable quantities, literature, catalogs and technical brochures in English (collectively, "Product Literature") for the Markets. Zimmer shall arrange reprinting of local language literature, catalogs and technical brochures, as necessary, as well as provide local language translation services, as necessary, in each case at its own expense. Linvatec shall cooperate with Zimmer with respect to such reprinting or translation efforts. During the Term, Zimmer shall provide Product Literature distribution services for the Large Bone Products and Small Bone/Specialty Bone Products. Zimmer shall provide Product Literature distribution services for all other Linvatec Products consistent with past practice, until such Product Literature is transferred from its New Jersey location to Linvatec. After such transfer, Linvatec will be responsible for distribution of such Product Literature.

            (b) Exhibits, Trade Shows, Etc. Linvatec shall cooperate with Zimmer to provide necessary personnel for the exhibits, trade shows, meetings and other activities in connection with Zimmer's Local Marketing Services, as well as the technical information and other services reasonably requested by Zimmer.

            (c) Videotapes. Linvatec will provide English language videotapes with respect to Products or the Linvatec business to Zimmer, consistent with past practice.


                                   ARTICLE IV

                            U.S. Transition Services

            SECTION 4.1. Convention; Commissions and Administrative Fees of Group Purchasing Contracts. In the United States, Zimmer shall provide the following services:

                  (a) Convention. Zimmer shall provide Linvatec services and incur out-of-pocket expenses associated therewith in connection with the American Academy of Orthopedic Surgeons Convention necessary for Linvatec's participation in such convention, including rental of floor space, build-out of displays, storage and shipment of such displays and provision of products and samples. Zimmer shall issue an invoice to Linvatec for all charges, costs and out-of-pocket expenses applicable to Linvatec associated with such convention. Within 30 calendar days of receipt of such invoice, Linvatec shall pay Zimmer the full amount set forth on such invoice;

                  (b) Commissions. Linvatec shall reimburse Zimmer in full for all commissions on sales of Products in the U.S. by the Distributors of Arthroscopy

      Products that are paid by Zimmer on behalf of Linvatec to such Distributors (the "Commissions"). Zimmer shall issue an invoice to Linvatec for all such Commissions. Within 5 business days of receipt of such invoice, Linvatec shall pay Zimmer the full amount set forth on such invoice; and

                  (c) Administrative Fees of Group Purchasing Contracts. Linvatec shall reimburse Zimmer in full for the administration fees on group purchasing contracts paid by Zimmer on behalf of Linvatec. Zimmer shall issue an invoice to Linvatec for such administrative fees. Within 5 business days of receipt of such invoice, Linvatec shall pay Zimmer the full amount set forth on such invoice.


                                    ARTICLE V

                           Other Linvatec Obligations

            SECTION 5.1. Warranties and Return. (a) Linvatec shall warrant the Products in accordance with Linvatec's standard worldwide warranty in effect from time to time; provided, however, that Linvatec shall not change the terms of the Product warranties in effect at the Closing Date with respect to Products sold in any Market if such change would render Zimmer unable to sell Products in such Market in accordance with applicable law or regulation or commercial custom. Zimmer will deliver, consistent with past practice, to Linvatec a statement setting forth the types and quantities of Products sold by it in each Market showing the serial numbers of the Products, if any, and all other information required in order to permit Linvatec's warranty to be honored.

            (b) Linvatec shall accept all returns of defective Products that are returned in a reasonable amount of time and credit Zimmer for such returns. Linvatec shall pay all costs and expenses associated with such return, including shipping, freight, insurance, transfer taxes, duty and customs expenses.

            (c) Zimmer shall not have any reimbursement obligation for Products (whether sold before, on or after the Closing Date) which are returned pursuant to a Product warranty or guarantee. If a Product returned pursuant to a Product warranty or guarantee results in a credit against an accounts receivable maintained by Zimmer with respect to a Product sold by Zimmer prior to the Closing Date, Linvatec shall reimburse Zimmer for the price paid by Zimmer to Linvatec for such Product.

            (d) During the applicable Term, in the event Products sold by Zimmer are returned by a customer directly to Linvatec, Linvatec shall notify Zimmer of such return within 5 calendar days. After the applicable Term, Zimmer shall continue to be responsible for all refunds or the costs of any exchange of Products sold by it prior to the Closing Date that are not covered by a warranty or guarantee of Linvatec.

            SECTION 5.2. Information; Technical and Regulatory Support. Linvatec shall make available on a timely basis to Zimmer all information that Zimmer reasonably requests to perform Zimmer's obligations hereunder. Linvatec shall provide to Zimmer, at Linvatec's expense, such regulatory and technical assistance as Zimmer may reasonably request for the promotion, sale and servicing of the Products.

            SECTION 5.3. Insurance. Linvatec shall at all times from the date hereof to the last to end of the Terms maintain, at no cost to Zimmer, annual product liability insurance covering all Products supplied by Linvatec pursuant to the terms of this Agreement with aggregate annual coverage of at least $25,000,000 (which policy shall name Zimmer as an additional insured and shall cover all claims incurred or arising out of or relating to events that occurred during the period from the date hereof to the last to end of the Terms).


                                   ARTICLE VI

                                  Miscellaneous

            SECTION 6.1. Intellectual Property. During the applicable Term, Linvatec hereby grants to Zimmer a nonexclusive license to use the Intellectual Property to the extent necessary to satisfy its obligations under this Agreement.

            SECTION 6.2. Further Assurances. The parties agree to execute and deliver all such documents and instruments and shall take all such further other actions as may be reasonably necessary or desirable to consummate the transactions contemplated hereby.

            SECTION 6.3. Indemnity. (a) Product Liability. Linvatec shall indemnify Zimmer, its Affiliates (including Seller) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party for any claims arising from or in connection with the design, manufacture or use of the Products sold by Zimmer during the applicable Term, including claims for injury or death to any Person or damage to property, except to the extent that such claims and expenses result from the gross negligence of Zimmer.

            (b) Procedures Relating to Indemnification for Third Party Claims. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under Section 6.3(a) in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 30 calendar days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

            If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal fees and expenses subsequently incurred by the indemnified party for separate counsel in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

            If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof, subject to the other party's confidentiality obligations under this Agreement. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

            SECTION 6.4. Confidentiality. (a) Linvatec and Buyer agree that each of them shall keep confidential and not disclose to any third party, except as it is necessary in carrying out the purpose of this Agreement, during the period from the date hereof and to the last to end of the Terms and for three years thereafter the terms of this Agreement or any information of a proprietary nature relating to the business or operations of Zimmer or its Affiliates, including technology, specifications, product information, data, inventions, processes, know-how, trade secrets and information disclosed pursuant hereto (together, "Confidential Zimmer Information") furnished to Buyer or Linvatec by Zimmer in connection with this Agreement, except Confidential Zimmer Information that:

            (i) at the time of disclosure is in the public domain or publicly known or available (other than as a result of a disclosure directly or indirectly by Linvatec or Buyer or any of their Affiliates in violation of the terms of any confidentiality agreement involving Linvatec or Buyer or any of their Affiliates on the one hand and Zimmer or any of its Affiliates on the other hand);

            (ii) was available to Linvatec or Buyer on a non-confidential basis from a third party; provided that the Confidential Zimmer Information was not obtained by such third party from Linvatec or Buyer or their Affiliates; or

            (iii) Linvatec or Buyer derives independently of such furnishment of Confidential Zimmer Information.

            In the event that Linvatec or Buyer become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or otherwise) to disclose any of the Confidential Zimmer Information, Linvatec or Buyer shall provide the counsel of Zimmer with prompt written notice of such requirement so that Zimmer may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this agreement. In the event that such protective order or other remedy is not obtained, or that Zimmer waives compliance with the provisions hereof, Linvatec or Buyer agrees to furnish only that portion of the Confidential Zimmer Information which Linvatec or Buyer is advised by opinion of counsel is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded such Confidential Zimmer Information.

            (b) Zimmer agrees that it shall keep confidential and not disclose to any third party, except as it is necessary in carrying out the purpose of this Agreement, during the period from the date hereof and to the last to end of the Terms and for three years thereafter the terms of this Agreement or any information of a proprietary nature relating to Linvatec's business or operations, including technology, specifications, product information, data, inventions, processes, know-how, trade secrets and information disclosed pursuant hereto (together, "Confidential Linvatec Information") furnished to Zimmer by Linvatec in connection with this Agreement, except Confidential Linvatec Information that:

            (i) at the time of disclosure is in the public domain or publicly known or available (other than as a result of a disclosure directly or indirectly by Zimmer or any of its Affiliates in violation of the terms of any confidentiality agreement involving Linvatec or Buyer or any of their Affiliates on the one hand and Zimmer or any of its Affiliates on the other hand);

            (ii) was available to Zimmer on a non-confidential basis from a third party; provided that the Confidential Linvatec Information was not obtained by such third party from Zimmer or its Affiliates; or

            (iii) Zimmer derives independently of such furnishment of Confidential Linvatec Information.

            In the event that Zimmer becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or otherwise) to disclose any of the Confidential Linvatec Information, Zimmer shall provide the counsel of Linvatec with prompt written notice of such requirement so that Linvatec may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this agreement. In the event that such protective order or other remedy is not obtained, or that Linvatec waives compliance with the provisions hereof, Zimmer agrees to furnish only that portion of the Confidential Linvatec Information which Zimmer is advised by opinion of counsel is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded such Confidential Linvatec Information.

            SECTION 6.5. Exclusive Appointment. During the applicable Term in the relevant Markets, Linvatec shall not appoint any distributor or agent (or similar entity) other than Zimmer or supply Products to any Person other than Zimmer or the Distributors whether for use or resale.

            SECTION 6.6. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the party against whom enforcement is sought.

            SECTION 6.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail (return receipt requested) or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, 3 calendar days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i) if to Linvatec,

                        Linvatec Corporation
                        11311 Concept Boulevard
                        Largo, FL 33773

                        Attention:  President

                  with a copy to:

                        CONMED Corporation
                        310 Broad Street
                        Utica, NY 13501

                        Attention:  General Counsel

            (ii) if to Buyer,

                        CONMED Corporation
                        310 Broad Street
                        Utica, NY 13501

                        Attention:  General Counsel

            (iii) if to Zimmer,

                        Zimmer, Inc.
                        345 East Main Street

                        Warsaw, IN 46581

                        Attention:  General Counsel

                  with a copy to:

                        Bristol-Myers Squibb Company
                        345 Park Avenue
                        New York, New York 10154

                        Attention: General Counsel

                  and a copy to:

                        Cravath, Swaine & Moore
                        825 Eighth Avenue
                        New York, New York 10019-7415

                        Attention:  Susan Webster, Esq.

            SECTION 6.8. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered by facsimile.

            SECTION 6.9. Entire Agreement. This Agreement, together with the Stock Purchase Agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings. Nothing in this Agreement shall be deemed to amend, modify or in any way affect the Stock Purchase Agreement.

            SECTION 6.10. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

            SECTION 6.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state.

            SECTION 6.12. Assignment. Neither party may assign its rights or obligations under this Agreement to any party without the prior written consent of the other party; provided, however, that either party may assign its rights or obligations under this Agreement to a wholly owned subsidiary or an Affiliate of such party.

            SECTION 6.13. Term and Termination. (a) Linvatec's rights of termination pursuant to this Section shall be exercisable (i) only with respect to an entire Product Category and not with respect to each Product and (ii) only with respect to an entire country and not with respect to any subdivision thereof.

            (b) During the period from and including the date hereof to and including the date one month from the date hereof, Linvatec shall have the right to terminate, upon 15 days prior written notice, the rights and obligations pursuant to Articles II and III (except for those rights and obligations which refer to periods thereafter) with respect to Small Bone/Specialty Products and Arthroscopy Products in the Direct Markets and all Products Categories in the Transition Markets.

            (c) During the remainder of the Term applicable to the Small Bone/Specialty Products and Arthroscopy Products in the Direct Markets and all Products Categories in the Transition Markets referred to in this paragraph (c) following the one month period referred to in paragraph (b) of this Section, Linvatec shall have the right to terminate, upon 60 days prior written notice, the rights and obligations pursuant to Articles II and III (except for those rights and obligations which refer to periods thereafter).

            (d) During the period from and including the date hereof to the end of the Term of the Small Bone/Specialty Products in the U.S., Linvatec shall have the right to terminate, upon 90 days prior written notice, the rights and obligations pursuant to Articles II and III (except for those rights and obligations which refer to periods thereafter) with respect to Small Bone/Specialty Products in the U.S.

            (e) During the period from and including the date hereof to the end of the Term of the Arthroscopy Products in the U.S., Linvatec shall have the right to terminate, upon 90 days prior written notice, the rights and obligations pursuant to Articles II and III (except for those rights and obligations which refer to periods thereafter) with respect to the Arthroscopy Products in the U.S.

            (f) Shortly before and a reasonable time after the expiration or termination of the Term with respect to any Product Category in any Market, Zimmer shall cooperate with Linvatec in connection with the transfer of the distribution function from Zimmer to Linvatec or to such entities as Linvatec shall designate in the Markets, including transferring (i) all artwork and sales literature used exclusively in connection with the sale of the Products in such terminated or expired Market, (ii) the applicable customer lists in Zimmer's possession that relate solely to the sale of Products in the Markets and (iii) the necessary licenses, permits and registrations to Linvatec or an entity designated by Linvatec; provided, however, Zimmer will not be obligated to assign all or any part of the distributor agreements with Zimmer's distributors in the U.S. and Canada.

            (g) Upon the end of the Term with respect to any Product Category in any Market, Linvatec shall purchase all demonstration Products with respect to such Product Category in such Market then owned by Zimmer at net book value (determined in accordance with Zimmer's accounting policies) of such Products.

            (h) At any time prior to the end of all applicable Terms, at Linvatec's request, Zimmer shall transfer to Linvatec, in its then "AS IS, WHERE IS WITH ALL FAULTS" condition, any repair equipment then used by Zimmer to repair Products distributed by Zimmer hereunder, except repair equipment in Japan and any other repair equipment required to fulfill Zimmer's obligations pursuant to the Distribution Agreement. Linvatec will bear the full cost of any such transfer. Linvatec acknowledges and agrees that Zimmer shall have no liability whatsoever to Linvatec arising from possession of such repair equipment. Linvatec further acknowledges that no repair equipment may be available for transfer at the time of Linvatec's request.

      (i) Effective upon the end of the applicable Term in the Transition Markets, Zimmer shall assign to Linvatec all or part of each distributor agreement relating to the sale of Products in the Transition Markets (a "Transition Distributor Agreement"), to the extent each such distributor agreement relates to the distribution of Products and to the extent each such Transition Distributor Agreement is assignable without consent of the other party; provided that Zimmer shall not be required to give up any benefit relating to distribution of products other than Products in connections therewith. Zimmer and Linvatec shall jointly cooperate in attempting to obtain the agreement of the other party to each applicable Transition Distributor Agreement to consent to assignment, without payment of any amounts to such other party in respect of such assignment, of all or part of the applicable Transition Distributor Agreement to Linvatec (with respect only to agreements requiring such consent as a condition to assignment); provided that such cooperation shall not include any requirement of Zimmer to commence litigation or offer or grant any accommodation (financial or otherwise) to any third party. Zimmer and Linvatec will jointly cooperate to eliminate any liability of either Zimmer or Linvatec in respect of Transition Distributor Agreements for which it is not possible to obtain the agreement of the other party to consent to assignment without payment of any amounts. Such cooperation by Linvatec will include (i) enabling Zimmer to perform its obligations

(relating to Products) with respect to such Transition Distributor Agreements and (ii) repurchasing any Products previously sold to distributors.

            (j) Except as otherwise set forth above, the rights and obligations pursuant to Articles II and III shall terminate and expire on the last day of the applicable Term except for those rights and obligations which refer to periods thereafter.

            SECTION 6.14. Performance of Zimmer Obligations. Linvatec acknowledges and agrees that Zimmer may perform its obligations under this Agreement through one or more of its subsidiaries, Distributors and Affiliates of Zimmer, including the Seller Entities, consistent with past practice in connection with the International Business and the Domestic Hall Surgical Business.

            SECTION 6.15. Force Majeure. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any law, decree, request or order of any governmental agency or authority, either local, state, federal or foreign, or because of riots, war, public disturbance, strike, lockout, fire, explosion, storm, flood, acts of God, accidents of navigation, breakdown or failure of transportation or of transportation, manufacturing, distribution, storage or processing facilities, or for any other reason which is not within the control of the party whose performance is interfered with and which by the exercise of reasonable diligence such party is unable to prevent (each, a "Force Majeure Event"), the party so suffering may at its option suspend deliveries or receipts or discontinue performance of services during the period such cause continues, and no liability shall attach against either party on account thereof. If a Force Majeure Event occurs, Linvatec may apportion its available supply of Products among its customers on an equitable basis without incurring liability for failure to perform this Agreement. No party shall be excused from performance if such party fails to use reasonable diligence to remedy the situation and remove the cause and effect of the Force Majeure Event in an adequate manner and with reasonable dispatch; provided, however, that nothing contained herein shall require the settlement of strikes or labor controversies by acceding to the demands of the opposing party or parties. Notwithstanding the foregoing, Zimmer shall not be relieved of the obligation to pay for Products title to which have passed to Zimmer.

            SECTION 6.16. Limitation of Liability. None of the parties hereto (or its Affiliates) or its respective directors, officers, employees or agents shall be liable to the other for indirect, consequential or punitive damages in connection with the performance of this Agreement, even if it has been advised of the possibility of such damages, and each party hereby waives any claim for such damages, including any claim for property damage or lost profits, whether arising in contract, tort or otherwise.

            SECTION 6.17. Restrictions on Solicitation and Hiring. (a) From the date hereof to and including the second anniversary of this Agreement, in the United States and Canada, Buyer and Linvatec shall not, directly or indirectly, solicit for employment, solicit to be a distributor or hire (i) any employee of Zimmer or its Affiliates (other than pursuant to Section 9.14 of the Stock Purchase Agreement) or (ii) any Distributor in the U.S. and Canada, whether or not such Person would commit a breach of his, her or its contract of service in leaving such employment or of such Person's distribution agreement with any Person (except that solicitations for employment by general advertisements in periodicals of broad circulation shall not constitute a breach of this sentence).

            (b) From the date hereof to and including the second anniversary of this Agreement, in the United States and Canada, Zimmer shall not, directly or indirectly, solicit for employment, solicit to be a distributor or hire (i) any employee of Buyer, Linvatec or its Affiliates or (ii) any of Linvatec's or Buyer's exclusive distributors in the U.S. and Canada, whether or not such Person would commit a breach of his, her or its contract of service in leaving such employment or of such Person's distribution agreement with any Person (except that solicitations for employment by general advertisements in periodicals of broad circulation shall not constitute a breach of this sentence).

            SECTION 6.18. Arbitration. Any dispute between the parties hereto shall be subject to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in a mutually agreeable, neutral location.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                    CONMED CORPORATION,
                                    (a signatory only with respect to Section
                                    6.4 and 6.17)

                                    by /s/ Joseph J. Corasanti
                                       -----------------------
                                       Name: Joseph J. Corasanti
                                       Title: Vice President -- Legal Affairs


                                    LINVATEC CORPORATION,

                                    by /s/ George P. Kempsell
                                       -----------------------
                                       Name: George P. Kempsell
                                       Title: President


                                    ZIMMER, INC.,

                                    by /s/ David Zabor
                                       -----------------------
                                       Name: David Zabor
                                       Title: Senior Vice President